Exhibit 4.2

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION OR QUALIFICATION THEREFROM.

ODYSSEY MARINE EXPLORATION, INC.

WARRANT TO PURCHASE COMMON STOCK

No. __

THIS CERTIFIES THAT, for value received, Drumcliffe, LLC, a Maryland limited liability company or its assigns (the “Holder”), is entitled during the Exercise Period (defined below) to subscribe for and purchase at the Exercise Price (defined below) from ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation (the “Company”), the Exercise Shares (defined below), as set forth below and subject to adjustment as provided herein.

This Warrant is being issued pursuant to that certain Amended and Restated International Claims Enforcement Agreement, dated as of January 31, 2020, by and between the Company, Poplar Falls LLC, a Delaware limited liability company (an Affiliate of the Holder), and Exploraciones Oceánicas S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Agreement.

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

(a) “Common Stock” shall mean the Company’s common stock, par value $0.0001 per share.

(b) “Exercise Period” shall mean a five-year period commencing on, as applicable, Trigger Date A or Trigger Date B (as both such terms are defined in the Agreement) and ending on the fifth anniversary of, as applicable, Trigger Date A or Trigger Date B, unless sooner terminated as provided in Section 6 below.

(c) “Exercise Price” shall mean $3.99.

(d) “Exercise Shares” shall mean a number of shares of Common Stock equal to (i) the dollar amount of Arbitration Support Funds provided to the Company pursuant to the Agreement, divided by (ii) the Exercise Price, subject to adjustment pursuant to Section 4 below.

2. EXERCISE OF WARRANT.

2.1 Exercise Procedure. The rights represented by this Warrant may be exercised by the Holder in whole or in part at any time during the Exercise Period, by delivery of the following to the Company:

(a) An executed Notice of Exercise in the form attached hereto;

(b) Payment of the Exercise Price either (i) in cash or (ii) by cancellation of the indebtedness owed to the Funder under the Agreement, specifically, by offsetting the (A) Conversion Amount attributable to the Arbitration Support Funds disbursed to the Company pursuant to the Agreement, (B) Proceeds to which Funder is entitled to under Section 7.4 of the Agreement, or (C) any other amounts owing to Funder under the Agreement, in each case, by the aggregate Exercise Price of the Exercise Shares acquired upon exercise hereof; and

(c) This Warrant.

Upon the exercise of the rights represented by this Warrant, a certificate or certificates for the Exercise Shares so purchased, registered in the name of the Holder or persons affiliated with the Holder, if the Holder so designates, shall be issued and delivered to the Holder within ten (10) days after the rights represented by this Warrant shall have been so exercised.

The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

Unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Exercise Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder as soon as possible and in any event within such ten-day period.

2.2 Limitation on Exercise. Notwithstanding anything herein to the contrary, the Company shall not issue any Exercise Shares, to the extent such shares, after giving effect to such issuance after exercise and when added to the number of Exercise Shares previously issued upon exercise of this Warrant, would represent in excess of 19.99% of (A) the number of shares of Common Stock outstanding immediately after giving effect to such issuances or (B) the total voting power of the Company’s securities outstanding immediately after giving effect to such issuances that are entitled to vote on a matter being voted on by holders of the Common Stock.

3. COVENANTS OF THE COMPANY.

3.1 Covenants as to Exercise Shares. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

3.2 Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

4. ADJUSTMENT OF EXERCISE PRICE. In the event of changes in the outstanding Common Stock of the Company by reason of conversion, redemption, stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of Exercise Shares and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment; provided, however, that such adjustment shall not be made with respect to, and this Warrant shall terminate if not exercised prior to, the events set forth in Section 7 below. The form of this Warrant need not be changed because of any adjustment in the number or class of Exercise Shares subject to this Warrant.

5. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, Holder, in lieu of issuance of any fractional share, shall exercise its right to receive the Conversion Amount in cash, as provided for in the Agreement.

6. EARLY TERMINATION. At any time during the Exercise Period, in the event of the consolidation or merger of the Company with or into another corporation (other than a merger solely to effect a reincorporation of the Company into another state), or the sale or other disposition of all or substantially all the properties and assets of the Company in its entirety to any other person, the Company shall provide to the Holder twenty (20) days advance written notice of such consolidation, merger or sale or other disposition of the Company’s assets, and this Warrant shall terminate unless Holder prior to the date of such consolidation, merger or sale or other disposition of the Company’s assets delivers a written notice to the Company stating that it elects to exercise this Warrant; provided, however, that such exercise, at Holder’s sole discretion, may be made contingent upon the closing of such consolidation, merger or sale or other disposition of the Company’s assets.

7. NO SHAREHOLDER RIGHTS. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.

8. TRANSFER OF WARRANT. Subject to applicable laws and the restriction on transfer set forth on the first page of this Warrant, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder. The transferee shall sign an investment letter in form and substance satisfactory to the Company. Notwithstanding the foregoing, this Warrant shall not be assigned and/or transferred by the Holder without the prior approval of the Company’s board of directors.

9. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

10. WAIVER AND AMENDMENT. Any term of this Warrant may not be amended or waived except by a written instrument signed by the Company and the Holder. Any amendment or waiver of the terms of this Warrant effected in accordance with this Section 12 shall be binding upon the Holder, each transferee of this Warrant, and the Company.

11. NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile or electronic mail if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent, if to the Company, to the recipients specified in Schedule 3 of the Agreement, and, if to the Holder, to the Funder recipients specified in Schedule 3 of the Agreement, or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

The Company shall provide notice to the Holder as follows:

(a) at least twenty (20) days written notice prior to closing thereof of the terms and conditions of any of the following transactions (to the extent the Company has notice thereof): (i) the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business, or (ii) its merger into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company), or any transaction (including a merger or other reorganization) or series of related transactions, in which more than 50% of the voting power of the Company is disposed of;

(b) at least ten (10) days notice prior to the record date of any cash dividend with respect to or offer to repurchase the Common Stock; and

(c) at least ten (10) days notice prior to any voluntary or involuntary dissolutions, liquidation or winding-up of the Company.

12. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

13. GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of Florida.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of January 31, 2020.

ODYSSEY MARINE EXPLORATION, INC.

By:

Name: Mark D. Gordon
Title: CEO

AGREED TO AND ACCEPTED:

DRUMCLIFFE, LLC

By:

Name: James C. Little
Title: Authorized Person

NOTICE OF EXERCISE

TO: ODYSSEY MARINE EXPLORATION, INC.

(1) ☐ The undersigned hereby elects to purchase ________ shares of the Common Stock of ODYSSEY MARINE EXPLORATION, INC. (the “Company”) pursuant to the terms of the attached Warrant, and provides herewith, as applicable, the dollar amount owed to the Company as a result of this exercise or a calculation of the indebtedness in favor of the undersigned cancelled as a result of this exercise, together with all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Signature)

(Print name)

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and

supply required information. Do not use this form to

purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Dated: , 20

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.